Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On September 5, 2006, A.M. Castle & Co. (the “Company” or “Castle”) acquired all of the issued and outstanding capital stock of Transtar Intermediate Holdings #2, Inc. (“Transtar”) for $180 million in cash, subject to certain adjustments. As of November 6, 2006, the estimated purchase price, net of those adjustments and including $2.7 million of transaction related costs, is $178.5 million.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the six month period ended June 30, 2006 combine the historical consolidated statements of operations of the Company and Transtar as if the transaction had taken place on January 1, 2005. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of the Company and Transtar as if the transaction had taken place on June 30, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction and (ii) factually supportable. In addition, with respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results.
This information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial statements, (ii) the Company’s separate historical audited financial statements as of and for the year ended December 31, 2005 included in its Annual Report on Form 10-K, (iii) the Company’s separate historical financial information as of and for the six month period ended June 30, 2006 included in its Quarterly Report on Form 10-Q previously filed with the U.S. Securities and Exchange Commission (“SEC”), and (iv) the financial statements of Transtar included in this Form 8-K.
The pro forma financial statements included herein contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, debt extinguishment expense, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure because management believes this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company’s operating results. Management uses EBITDA as part of its evaluation of the operating performance of its businesses. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), or as an indicator of operating performance. The definition of EBITDA used herein may differ from that used by other companies. A reconciliation of EBITDA to net income is provided in accordance with U.S. Securities and Exchange Commission requirements.
The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company after the acquisition.
The unaudited pro forma financial information was prepared using the purchase method of accounting. Accordingly, the Company’s cost to acquire Transtar has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the completion of the acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the attached unaudited pro forma financial information is dependent upon certain intangible asset valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. These valuations and other studies are expected to be completed in the fourth quarter of 2006. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of preparing these pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2006
(in thousands, except per share data)

			Pro Forma		Pro Forma
	Castle	Transtar	Adjustments		Combined
Net sales	$554,800	$139,309	$—		$694,109
Cost of material sold	391,343	98,143	—		489,486

Gross material margin	163,457	41,166	—		204,623

Plant and delivery expense	58,605	9,881	—		68,486
Sales, general, and administrative expense	49,957	17,449	(1,836)	c), d), e)	65,570
Depreciation and amortization expense	5,097	368	3,698	a), f)	9,163

Total operating expenses	113,659	27,698	1,862		143,219

Operating income	49,798	13,468	(1,862)		61,404
Interest expense, net	(2,046)	(2,053)	(4,735)	b)	(8,834)
Other	—	29	—		29

Income before income taxes and equity in earnings of joint venture	47,752	11,444	(6,597)		52,599

Income taxes	(19,639)	(4,429)	2,487	g)	(21,581)

Income before equity in earnings of joint venture	28,113	7,015	(4,110)		31,018

Equity in earnings of joint venture	2,295	—	—		2,295

Net income	$30,408	$7,015	$(4,110)		$33,313

Shares:
Basic	16,657				16,657
Diluted	18,756				18,756

Earnings per share:
Basic	$1.78				$1.96
Diluted	$1.62				$1.78

EBITDA *	$57,190				$72,891

Reconciliation of net income to EBITDA:
Net income	$30,408				$33,313
Depreciation and amortization expense	5,097				9,163
Interest expense, net	2,046				8,834
Income taxes	19,639				21,581

EBITDA	$57,190				$72,891

*	Earnings before interest, income taxes and depreciation and amortization expense.
(See notes to the unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(in thousands, except per share data)

			Pro Forma		Pro Forma
	Castle	Transtar	Adjustments		Combined
Net sales	$958,978	$223,977	$—		$1,182,955
Cost of material sold	677,186	159,362	—		836,548

Gross material margin	281,792	64,615	—		346,407

Plant and delivery expense	108,427	19,971	—		128,398
Sales, general, and administrative expense	92,848	28,009	(228)	c), d), e)	120,629
Depreciation and amortization expense	9,340	522	7,395	a), f)	17,257

Total operating expenses	210,615	48,502	7,167		266,284

Operating income	71,177	16,113	(7,167)		80,123
Interest expense, net	(7,348)	(3,607)	(9,969)	b)	(20,924)
Discount on sale of accounts receivable & other	(1,127)	64	—		(1,063)
Loss on extinguishment of debt	(4,904)	—	—		(4,904)

Income before income taxes and equity in earnings of joint venture	57,798	12,570	(17,136)		53,232

Income taxes	(23,191)	(3,450)	6,460	g)	(20,181)

Income before equity in earnings of joint venture	34,607	9,120	(10,676)		33,051

Equity in earnings of joint venture	4,302	—	—		4,302

Net income	$38,909	$9,120	$(10,676)		$37,353

Shares:
Basic	16,033				16,033
Diluted	18,420				18,420

Earnings per share:
Basic	$2.37				$2.27
Diluted	$2.11				$2.03

EBITDA *	$84,819				$101,746

Reconciliation of net income to EBITDA:
Net income	$38,909				$37,353
Depreciation and amortization expense	9,340				17,257
Interest expense, net	7,348				20,924
Discount on sale of accounts receivable	1,127				1,127
Loss on extinguishment of debt	4,904				4,904
Income taxes	23,191				20,181

EBITDA	$84,819				$101,746

*	Earnings before interest, discount on sale of accounts receivable, income taxes, depreciation and amortization and loss on extinguishment of debt.
(See notes to the unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2006
(in thousands)

			Pro Forma		Pro Forma
	Castle	Transtar	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$42,982	$770	$(26,700)	h)	$17,052
Accounts receivable	128,946	38,724	—		167,670
Inventories	139,604	51,003	12,844	j)	203,451
Other current assets	7,378	3,100	—		10,478

Total current assets	318,910	93,597	(13,856)		398,651

Investment in joint venture	12,358	—	—		12,358
Goodwill	32,180	—	64,274	m)	96,454
Intangible assets	70	—	69,005	m)	69,075
Prepaid pension cost	40,037	—	—		40,037
Other assets	4,923	766	(419)	k)	5,270
Property, plant and equipment — net	67,251	2,644	1,585	i)	71,480

Total assets	$475,729	$97,007	$120,589		$693,325

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$123,397	$22,303	$—		$145,700
Accrued liabilities	22,997	4,920	—		27,917
Current and deferred income taxes	1,497	3,040	3,958	l)	8,495
Current portion of long-term debt	6,233	37,811	(37,545)	k)	6,499

Total current liabilities	154,124	68,074	(33,587)		188,611

Long term debt, less current portion	73,569	1,320	154,680	h), k)	229,569
Deferred income taxes	20,784	36	26,612	l)	47,432
Other long-term liabilities	14,621	460	—		15,081
Stockholders’ equity
Preferred stock	11,239	—	—		11,239
Common stock	170	—	—		170
Additional paid-in capital	66,000	4,000	(4,000)	k)	66,000
Retained earnings	138,434	21,794	(21,794)	k)	138,434
Accumulated other comprehensive income	3,473	1,323	(1,323)	k)	3,473
Treasury stock, at cost	(6,685)	—	—		(6,685)

Total stockholders’ equity	212,631	27,117	(27,117)		212,631

Total liabilities and stockholders’ equity	$475,729	$97,007	$120,589		$693,325

(See notes to the unaudited pro forma condensed combined financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Description of Transaction
On September 5, 2006, Castle acquired all of the issued and outstanding capital stock of Transtar for $180 million in cash. The purchase price will be adjusted by the amount that working capital falls outside of the minimum/maximum working capital range defined in the agreement and by the outstanding net indebtedness of Transtar (except that Castle will assume any indebtedness of Transtar’s two foreign subsidiaries) and transaction expenses payable by Transtar at closing. As of November 6, 2006, the estimated purchase price net of those adjustments, and including $2.7 million of transaction related expenses, was $178.5 million. The condensed combined pro forma financial statements reflect the $180 million purchase price since they were prepared assuming the transaction took place on June 30, 2006 at which date there was no implied working capital adjustment.
The acquisition was assumed to be funded by approximately $26.7 million of existing cash of the Company, $126 million from an expanded revolving line of credit and $30 million from a new term loan.
The Company will account for the merger as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Transtar will be recorded as of the acquisition date at their respective fair values and be consolidated with those of Castle. The purchase price, as reflected in these condensed combined pro forma financial statements, has been allocated as follows (in millions):

Current assets	$106.5
PP&E, net	4.2
Intangible assets	69.0
Goodwill	64.3

Total assets	244.3

Current liabilities	34.5
Long-term liabilities	27.1

Total liabilities	61.6

Net assets	$182.7

2. Pro Forma Adjustments
a)	To reflect $6.7 million incremental annual amortization ($3.3 million for the 6 months ended June 30, 2006) to be incurred on the fair value of the acquired identifiable intangible assets. Such estimated identifiable intangible assets include approximately $67.4 million of customer relationships/contracts (11 year estimated useful life) and $1.6 million of non-compete agreements (3 year estimated useful life).

b)	To reflect $9.9 million incremental annual net interest expense ($4.7 million for the 6 months ended June 30, 2006) arising from the assumed issuance of $156 million of debt to fund the transaction at an estimated interest rate of 7.5%, the reduction in interest income due to the assumed use of $26.7 million of the Company’s existing cash to fund the acquisition and eliminating Transtar’s debt and interest, calculated as follows (in millions):

	Year ended	Six months ended
	December 31, 2005	June 30, 2006
$156 million debt at 7.5%	$11.7	$5.9
$26.7 million cash at 5%	1.3	0.7
Amortization of debt issuance costs	0.5	0.2
Less: Transtar’s interest	(3.6)	(2.1)

Incremental interest	$9.9	$4.7

Interest on the debt will be charged at a variable rate based on LIBOR. A change of 1/8th of one percent would not have a material impact on the amount of interest expense incurred.

c)	To eliminate $1.0 million of management fees that were paid by Transtar to their previous owners for the year ended December 31, 2005 ($1.2 million for the six months ended June 30, 2006), which will no longer continue.

d)	To eliminate $0.2 million ($1.1 million for the six months ended June 30, 2006) of costs incurred by Transtar related to this transaction which will not continue.

e)	To reflect $1.0 million of incremental costs ($0.5 million for the 6 months ending June 30, 2006) expected to be incurred due to Transtar becoming a subsidiary of a U.S. public company. The incremental costs relate to compliance with various provisions of the Sarbanes-Oxley Act of 2002, as well as incremental finance staff headcount and other administrative requirements directly associated with meeting public company filing requirements.

f)	To reflect incremental depreciation expense of $0.7 million ($0.4 million for the six months ended June 30, 2006) for fixed assets expected to be written up to fair value in the purchase price allocation.

g)	To reflect taxes on the pro forma adjustments to income at Castle’s statutory rate of 37.7%.

h)	To reflect the assumed purchase price as of June 30, 2006 of $180 million plus an estimated $2.7 million of acquisition costs being funded by $26.7 million of cash and $156 million of incremental long-term borrowings.

i)	To increase the value of fixed assets by $1.6 million to reflect them at fair value.

j)	To adjust LIFO and other inventory reserves by $12.8 million to reflect inventory at its fair value.

k)	To remove Transtar’s U.S.-based debt (comprised of $0.4 million deferred financing costs, $37.6 million current debt, and $1.3 million long term debt) not assumed as part of the purchase transaction, and to eliminate Transtar’s equity (comprised of $4.0 million of additional paid-in capital, $21.8 million of retained earnings and $1.3 million of accumulated other comprehensive income).

l)	To eliminate Transtar’s current taxes payable of $0.8 million for which responsibility to pay remains with the prior owner as well as to reflect an estimated $4.8 million current deferred tax liability and $26.6 million long-term deferred tax liability arising from the anticipated purchase price allocation.

m)	To reflect the allocation of the excess of the purchase price over the fair value of tangible net assets to intangibles ($69.0 million) and goodwill ($64.2 million).